Exhibit 99.1

NEWS RELEASE for September 14, 2004
Contact: Brian Kennedy                      Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       888 319 6962
         brian@allencaron.com               e.friedman@chemintl.com

             NUCYCLE THERAPY, INC. FORMS A SCIENTIFIC ADVISORY BOARD

HILLSIDE, NJ (September 14, 2004) Integrated BioPharma Inc (Amex: INB) is pleased to announce that NuCycle Therapy, Inc., INB's wholly owned subsidiary, has formed a Scientific Advisory Board (SAB), that consists of medical doctors and professionals with multidisciplinary talents. The purpose of the SAB is to provide NuCycle with guidance on the development and application of its plant-produced human therapeutic proteins and vaccines.

     Integrated BioPharma Chairman and CEO, E. Gerald Kay said, "This prestigious group of individuals will provide NuCycle with the guidance needed to create a new production platform for human therapeutics and vaccines. Because of its patented technology, NuCycle is in a unique position to change the manner in which vaccines are produced."

     The Scientific Advisory Board consists of the following members, indicated in alphabetical order:

     Orn Adalsteinsson, Ph.D., President of NuCycle Therapy, Inc. Dr. Adalsteinsson has held several executive positions in the life science industry during his 25-year career. As former President of DCV Biologics LP, a joint venture between DuPont and Conagra, he developed nationally distributed nutraceutical products. Dr. Adalsteinsson has held numerous managerial positions during his tenure at DuPont and Procter & Gamble.

     Burt Ensley, Ph.D. is the former President and Vice President of Research of NuCycle Therapy, Inc. Dr. Ensley has directed research, field demonstrations and evaluation of biological and related physical/chemical technologies applicable to the treatment of hazardous wastes. He was a research manager at Amgen, Inc. where he developed methods and applications for the genetic engineering of metabolic operons. Dr. Ensley holds numerous patents.

     Reinhard Gluck, PhD., Chief Scientific Officer and Member of the Executive Board of Directors of Berna Biotech Ltd (formerly Swiss Serum & Vaccine Institute).

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Dr. Gluck is world renowned for his expertise in vaccine development and production, and he has been responsible for major vaccine products that are sold worldwide.

     Adalsteinn Gudmundsson, MD, Medical Chief of Hrafnista, the largest chain of nursing homes in Iceland. Dr. Gudmundsson is actively involved in several human research projects, including an ongoing 30 million dollar geriatric study. Dr. Gudmundsson holds a clinical assistant professor position at the University of Wisconsin, Madison.

     William F. Hartman, Ph.D., Vice President of Fraunhofer USA. Dr. Hartman, former Johns Hopkins University professor of mechanics and materials science, has over twenty-five years of executive experience in the development and management of technological businesses. He has served as a director of five technology companies, including two start-up companies. He is responsible for the strategic growth and management of the non-profit organization, Fraunhofer USA, that runs five technology centers throughout the United States.

     Michel Klein, MD, Chief Executive Officer, CANVAC, Canadian Network for Vaccines and Immunotherapeutics. He has held the position of professor of immunology at the University of Toronto, and he is the former Vice President of Science and Technology, Aventis Pasteur Group. Dr. Klein has led a large team of scientists developing major vaccine products, some of which are being marketed worldwide.

     Martin Lipkin, MD, Professor of Medicine, Weill Medical College of Cornell University, Director of Clinical Research Strang Cancer Prevention Center - Strang Cancer Research Laboratory at Rockefeller University, New York City. Dr. Lipkin is head of a group of investigators who have developed one of the largest collections of mouse models used in pre-clinical studies for cancer prevention and cancer treatment trials.

     Zivko L. Nikolov, Ph.D., Dow Chemical Professor at Texas A&M University. He is the former Vice President of Bioprocess Development and Production at Prodigene Inc. Dr. Nikolov is a known authority in bioprocessing of transgenic plants, purification development and scale-up of plant-produced therapeutic proteins and vaccines.

     Michael Pariza, Ph.D., Director of the Food Research Institute (FRI), Wisconsin Distinguished Professor, and Chair of the Department of Food Microbiology and Toxicology, University of Wisconsin, Madison. Dr. Pariza holds numerous patents, including several in the area of conjugated linoleic acids
(CLA), which have resulted in major nutraceutical products in Europe and in the United States. Dr. Pariza is a world authority on food safety and has testified on food safety issues in front of the United States Congress.

     Dean Stull, Ph.D., President of Paxis Pharmaceuticals, Inc. Dr. Stull has served in executive positions and founded several companies in the areas of pharmaceutical and chemical technologies. He has served on several for-profit and non-profit boards including the Colorado Institute for Research in Biotechnology and the Governors Committee on High Technology. Dr. Stull has facilitated commercialization of technologies related to the pharmaceutical, food and dietary supplement industries.

     Vidadi Yusibov, Ph.D., Chief Scientific Director of Fraunhofer USA, Center for Molecular Biotechnology. Dr. Yusibov holds numerous patents and leads a sizeable group of scientists in carrying out some of the pioneering programs of plant-produced human therapeutic proteins and vaccines.

     Karl Zimmerman, MD, Practicing Internist in Unionville, Pennsylvania.
Dr. Zimmerman runs a large private practice in the southern part of Pennsylvania and is a leading innovator in the application/development of nutraceuticals for use along with conventional pharmaceutical therapies.

About Integrated BioPharma Inc (INB)
     INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.